Exhibit 10.12

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into by and between SONIC AUTOMOTIVE, Inc., a Delaware corporation (the “Employer”), and DAVID P. COSPER (the “Employee”).

WHEREAS, the Employee is currently employed by the Employer under the terms of an Employment Agreement dated January 30, 2006 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for severance benefits to be paid to the Employee in the event his employment is terminated by the Employer without cause; and

WHEREAS, the Employer and the Employee desire to amend the Employment Agreement with respect to such severance benefits in an effort to address new compliance requirements under Section 409A of the Internal Revenue Code that apply to arrangements that may constitute nonqualified deferred compensation.

NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises and agreements contained herein, hereby agree as follows:

1. Paragraph 6(b) of the Employment Agreement shall be amended to revise the fourth sentence thereof to read as follows:

“In addition, any such severance pay will be offset against (and thereby reduce) any other cash severance pay to which the Employee might be entitled from the Employer pursuant to any agreement or policy; provided that, to the extent that any such other agreement or policy is subject to Section 409A of the Internal Revenue Code (the “Code”), such other severance pay shall be paid under the same terms and conditions specified in this paragraph 6(b).”

2. Paragraph 6(b) of the Employment Agreement shall be amended to add the following new sentences to the end thereof:

“Notwithstanding the foregoing, the Employee shall not be entitled to the cash severance pay described above unless his termination by the Employer under this paragraph 6(b) constitutes a separation from service with the Employer under Section 409A of the Code, and Treasury regulations thereunder. For purposes of determining whether such a separation from service has occurred, the Employer also includes all corporations, trades or businesses (whether or not incorporated) that together with the Employer are treated as a single employer under Section 414(b) or (c) of the Code (a “Related Company”), except that in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining whether an organization is a Related Company under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether an organization is a Related Company under Section 414(c) of the Code, ‘at least 50 percent’ shall be used instead of ‘at least 80 percent’ each place it appears in those sections.”

3. Except as specifically amended above, the terms and conditions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the 3rd day of December, 2008.

EMPLOYEE:

/s/ David P. Cosper
David P. Cosper

EMPLOYER:

SONIC AUTOMOTIVE, INC.

By:	/s/ B. Scott Smith
Title:	President and Chief Strategic Officer

COMPENSATION COMMITTEE ACKNOWLEDGEMENT

By:	/s/ Robert L. Rewey
Title:	Chairman of Compensation Committee

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